Exhibit 99.1

BIO-key International Provides Year End Business Update

January 26, 2006 - WALL, NJ - BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in finger-based biometric identification and wireless public safety solutions, today provided a general business update.

There have been a number of important industry developments during the past year demonstrating to us that we are entering a period of increased market acceptance of security products and services. To the largest degree since September 11, 2001, we are seeing broad acceptance of standards and acceleration of federal programs like US-VISIT, Registered Traveler, Visa Waiver Program, and CAC/TWIC credentialing. . Additionally, we are seeing emerging security and biometric opportunities in the commercial sector especially in financial services, health care and electronic access control. These promising developments are being positively reported on by industry analysts such as Frost & Sullivan, International Biometrics Group, Morgan Keegan and Janney Montgomery Scott. Perhaps the strongest validation of the long awaited emergence of the security market is the acceleration of mergers and acquisitions and the flow of funds into the industry.  Most notably, events like Pay By Touch’s raise of $130 million and its subsequent $82 million acquisition of BioPay; and L-1’s $100 million investment in Viisage and its subsequent $770 million acquisition of Identix dramatically reflect this trend. We believe all these factors are indictors that 2006 will be a transformational year for the security industry in terms of organic growth and consolidation.

It is BIO-key’s objective to position itself both for organic growth and profitability as well as pursuing strategic consolidations that would build shareholder value.  As a result, we have been taking a number of operational actions to drive growth by organizing our sales and marketing around our industry verticals, reducing costs, and improving our balance sheet.

In the fourth quarter of 2005 we announced a major restructuring of our business operations to better focus on growth. We created three new business unit divisions aligned by major business verticals: Biometrics, Law Enforcement and Fire Safety. These units are managed on a “P & L” basis. Each business unit is organized to respond quickly to sales opportunities and market needs with a view toward controlling costs in an effort to achieve unit profitability.  These lean and agile business units are designed to maximize revenue in their individual vertical spaces and to allocate and size their resources based on market need and affordability. We are already seeing the positive effects of these changes with a growing pipeline of sales opportunities.

Also during the fourth quarter, we reduced staffing and our cost structure by more than 30%. This is in addition to a 20% cost reduction earlier in the year. The focus on growth and cost reduction have dramatically reduced our break-even point putting us on track to becoming cash flow positive and achieving positive EBITDA.

In additional to these operational actions we have moved to strengthen our balance sheet by improving our liquidity and amending our debt agreements. The secured notes issued by the Company to the Laurus Master Fund on September 29, 2004 in the amount of $5,000,000 and on June 7, 2005 in the amount of $2,000,000 were amended to extend the maturity dates to January 1, 2008 and December 1, 2008, respectively. Also the fixed conversion price under each of the secured notes was reset to $0.85 per share and the exercise price of all warrants to purchase common stock was reset to $1.00 per share.  The subordinated notes issued by the Company on September 29, 2004 in the amount of $5,288,221 and on May 31, 2005 in the amount of $3,244,723 were amended to extend the maturity dates from September 29, 2007 and May 31, 2008, respectively, to January 1, 2009. All principal amounts are due at the maturity date and shall be paid in shares of Common Stock priced at $0.70 per share if the average closing price of the Common Stock for the thirty trading days immediately preceding the maturity date is greater than $1.10; interest shall be paid, at the Company’s election, in cash or shares of Common Stock, and the exercise price of all warrants to purchase Common Stock was reset to $1.00 per share.

We believe the agreement to extend the maturity dates of these notes reflects confidence by our debt holders in our business plan. We also believe that in extending maturity dates, moving certain principal payments to maturity and resetting conversion and warrant prices all serve to significantly improve the Company’s short and long term liquidity, including the opportunity to raise more cash from warrant conversions.

Further, the Company raised $1,000,000 in new cash for general working capital purposes in notes that are convertible into shares of the Series B Preferred Stock that are in turn convertible into shares of the Common Stock at $0.70 per share. The Company also received the return of its $1,000,000 deposit with respect to a letter of credit maintained by Aether for the Company’s benefit in connection with the Company’s acquisition of the Mobile Government Division.

We believe these actions of raising new cash and extending the maturity of our debt give us greater liquid resources to achieve our operational plan and give us more flexibility to be more positioned for consolidation opportunities.

In the process of reviewing our registration statement for the securities issued in our June 2005 financing, the Securities and Exchange Commission (“SEC”) raised questions with regard to our convertible term notes suggesting that we consider  EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”  to evaluate whether there were any embedded derivative instruments and if so, whether they  should be accounted for as an equity or liability classification.  The SEC staff also commented that the Company should review the convertible notes issued in fiscal 2003 and 2005.  The SEC staff also asked us to review approximately $303,000 of revenue previously recognized for which a subsequent reduction in revenue was made in the fourth quarter of 2004.  The SEC staff raised the question of whether the transactions had a material impact on previously filed Exchange Act reports and would be better characterized as restatements.  After consideration of these comments, our audit committee in consultation with our independent public accountants decided to restate our financial statements for the years ended December 31, 2003 and December 31, 2004 as well as the periods ended March 31, 2004, June 30, 2004 September 30, 2004, March 31, 2005, June 30, 2005 and September 30, 2005. The restatement should not have any effect on the Company’s cash balance for these periods.

A more detailed description of our financing activity and the financial restatements are contained on Form 8-K filed on January 25, 2006 with the SEC.

We believe we have a powerful value proposition and compelling technology leadership. Our focus continues to bring this technology to market in easy to sell solutions. We have set a course to respond to market needs and have a profound impact on protecting life, property and security. Our vision and value proposition is the coalescence of three dynamic imperatives: information sharing; wireless communication and biometric security.

Information Sharing – the aggregation and integration of public safety information across jurisdictional, organizational and geographic boundaries to provide law enforcement and public safety officials with the key weapon they lack and need to combat crime and terror – integrated cross-agency information.

Wireless Networks and Mobile Devices – With a repository of all this information, it is of little value unless it is put into the hands of officials who need it and can act on it. Providing guards, investigators and first responders with vital real-time information, anywhere, anytime, any place on any device from a laptop to PDA to cell phone is one of our core competencies. The wireless dissemination of information is the second important dimension of our vision.

Biometric Security – When specific personal and almost limitless information is being aggregated and then transmitted through cyberspace, strong security and authentication is required. Passwords and tokens are easily lost, forgotten or compromised. When either of these happens the holder of the password or physical device becomes the new fraudulent owner. Biometrics alone ties security to identity – you are who you are because of your human characteristics, not by what you possess or have memorized.

Thus, we remain committed to our vision: integrated real time information - disseminated wirelessly on any mobile device - and secured by our patented finger print biometric technology.

We expect to provide fourth quarter and 2005 financial results by mid-February. We believe those results will be in line with expectations of sequential revenue growth and significant cost reductions. At that time we will provide additional information on specific customer projects and sales opportunities the Company is working on.

About BIO-key

BIO-key develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers. BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.

BIO-key’s high-performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft. Over 2,500 police, fire and emergency services departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

For more information contact:

Julie Garand

BIO-key International

508-460-4036

julie.garand@bio-key.com

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